Exhibit 99.1

Ibis Technology Announces Customer Acceptance of Oxygen Implanter; Customer now positioned to become significant supplier of SIMOX-SOI wafers to the global semiconductor industry

     DANVERS, Mass.--(BUSINESS WIRE)--Sept. 14, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced final customer acceptance of the Ibis i2000 oxygen implanter that was ordered by a leading silicon wafer manufacturer in February of this year and shipped to that customer in May.
     Martin J. Reid, president and chief executive officer of Ibis Technology Corporation, said, "Based on our customer's request for an expedited acceptance process, the final installation, assembly and testing of this implanter were completed ahead of schedule. We expect this customer to begin producing 300-millimeter SIMOX-SOI wafers immediately, ultimately providing an additional, highly qualified source of supply for SIMOX-SOI wafers to the semiconductor industry."
     "We believe that the world's leading wafer manufacturers are best-positioned to meet the demand for production volumes of SOI wafers for the global semiconductor industry," said Reid. "With SOI technology continuing to be adopted by the leading chip manufacturers, the timing is excellent for this customer to capitalize on their silicon wafer expertise and leverage their know-how to gain share in the rapidly growing SOI marketplace."
     Reid added, "It is our goal to be the dominant supplier of oxygen implantation equipment to the world's wafer manufacturers so they can, in turn, be the most efficient and cost-effective supplier of SOI wafers to the semiconductor industry."
     As a result of this customer acceptance, Ibis plans to recognize revenue of approximately $7 million for this implanter in the current fiscal quarter, ending September 30.

     About SIMOX-SOI

     Silicon-on-Insulator (SOI) is a manufacturing technology where an insulating layer is created within a silicon wafer, isolating the top layer of silicon where the active transistors will be manufactured from the rest of the bulk silicon wafer. The buried oxide layer acts as a barrier that reduces electrical leakage from the transistors, resulting in semiconductor devices that are faster and more power efficient. These benefits make SOI a valuable technology for chipmakers producing IC's for high performance applications such as servers and workstations, portable and desktop computers, wireless communication devices, integrated optical components and automotive electronics.
     Separation-by-IMplantation-of-OXygen (SIMOX) refers to a technique used to manufacture SOI wafers where an oxygen implanter creates a very thin insulating layer within the wafer, just below a thin layer of silicon on the top of the wafer. Ibis believes that, compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI implanters is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in, demand for, and market acceptance of, the Company's SIMOX-SOI technology, and the involvement generally of the silicon wafer manufacturing industry in the SOI wafer market, (ii) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the throughput and production capacity of the i2000 implanter for manufacturing 200- and 300-mm SIMOX-SOI wafers (iv) the company's plan to focus on supplying implanters to wafer manufacturers, (v) the company's expectations regarding future orders for i2000 implanters, (vi) the company's expectations regarding future willingness of wafer manufacturers to purchase equipment from the company, (vii) the adoption rate of SOI technology, and (viii) the company's expectation of having sufficient cash for operations. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is current as of September 14, 2004 only and Ibis undertakes no duty to update this information unless required by law.

     CONTACT: Ibis Technology Corporation
              William J. Schmidt, 978-777-4247
              or
              IR Agency Contact:
              Bill Monigle Associates
              Bill Monigle, 603-424-1184